Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm in this Amendment No. 3 to the Registration Statement on Form S-1 (including the related prospectus) filed by Enduro Royalty Trust and Enduro Resource Partners LLC, to our estimates of reserves and value of reserves and our reports on reserves as of December 31, 2010 for Enduro Resource Partners LLC (the “Registration Statement”). We also consent to the inclusion of our reports dated January 27, 2011, February 24, 2011, March 16, 2011, March 31, 2011 and May 10, 2011 as annexes to the prospectus included in such Registration Statement.
     We also consent to the references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

/s/ Robert D. Ravnaas
Robert D. Ravnaas, P.E.
Executive Vice President Cawley, Gillespie & Associates, Inc Texas Registered Engineering Firm F-693.

Fort Worth, Texas
July 29, 2011